Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.	14 May 2019
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 09, 2019, of Portman Ridge Finance Corporation and are in agreement with the statements contained in paragraphs therein concerning our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP